EXHIBIT 16.1

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida 33156-7578
A Professional Association	Telephone: (305) 274-1366

August 10, 2009

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC

Dear Sir and/or Madam:

We have read the statements about our firm included in the Form 10 of Bravo Resource Partners, Ltd filed with the Securities and Exchange Commission and are in agreement with the statements contained herein, except for the following:

1.	We did not stand for re-election because of the independence issues raised by our fees not having been paid.
2.	Our audit report dated, December 28, 2005, was qualified as to an uncertainty with going concern.

Yours truly,

/s/ Dohan and Company, CPA's

Dohan and Company CPAs